Exhibit 107

Calculation of Filing Fee Table

Form S-1/A

(Form Type)

The Greenrose Holding Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457	(a)	29,716,728	$3.94	$117,083,908.32	$0.0000927	$10,853.68
Equity	Warrants to purchase Common Stock	457	(g)	660,000	$0.28	$184,800.00		$17.13
Total Offering Amounts						$117,268,708.32		$10,870.81
Total Fees Previously Paid								$3,888.39
Net Fee Due								$6,982.42

(1)	Represents (i) 29,716,728 shares of Common Stock and (ii) 660,000 warrants issued or to be issued to the Selling Stockholders named herein. Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is $3.94 and price per warrant is $0.28, respectively, which are individually the average of the $3.97 (high) and $3.91 (low) of our shares of Common Stock and $0.30 (high) and $0.26 (low) private warrants, respectively, on February 1, 2021 on the OTCQX, which date is within five business days prior to filing this Registration Statement.